Exhibit 99
CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME UP 18.8 PERCENT
FOR THE YEAR ENDED DECEMBER 31, 2005

Cranbury NJ – January 24, 2006 1ST Constitution Bancorp (NASDAQ: FCCY) reported record net income for the year ended December 31, 2005. For the year ended December 31, 2005, net income reached $4,560,127, or $1.27 cents per diluted share. These results represent an 18.8 percent increase in earnings and a 17.6 percent increase in diluted earnings per share, compared to net income of $3,837,714, or $1.08 cents per diluted share reported for the year ended December 31, 2004.

For the quarter ended December 31, 2005, net income increased to $1,194,356, or $0.33 cents per diluted share, up 11.1 percent, compared to net income of $1,075,111, or $0.30 cents per diluted share reported for the quarter ended December 31, 2004. All per share amounts have been adjusted to give effect to a five percent stock dividend to stockholders declared December 15, 2005.

For the year ended December 31, 2005, the Company generated a return on average equity of 16.49 percent and a return on average assets of 1.31 percent. This compares to a 15.54 percent return on average equity and 1.22 percent return on average assets achieved for the year ended December 31, 2004. Also driving net income was a 12.5 percent increase in the Company’s net interest margin, which was 4.78 percent for the year ended December 31, 2005, up from 4.25 percent reported for the year ended December 31, 2004.

Net interest income increased by $2,829,120, or 22.7 percent for the year ended December 31, 2005 when compared to net interest income for the year ended December 31, 2004. Also bolstering earnings for 2005 was a 10.4 percent increase in total deposits, and the continued broadening of non-interest income, which reached $2,646,861 for the year, up 3.5 percent over non-interest income for the year ended December 31, 2004.

The provision for loan and lease losses for the year ended December 31, 2005 totaled $405,000, compared to $240,000 for the year ended December 31, 2004. The increase in the provision for the three and twelve-month periods ended December 31, 2005, compared to the same periods in 2004, was primarily due to inherent risk related to loan growth and increased watch list loans. Net loan charge-offs for the year ended December 31, 2005 were $49,000, compared to net charge-offs of $21,000 for the year ended December 31, 2004.

At December 31, 2005, the allowance for loan and lease losses was $2,361,375, or 0.92 percent of total loans, compared to 0.91 percent at December 31, 2004. Non-performing assets at December 31, 2005 were $833,000, down $279,182 from the level of non-performing assets at December 31, 2004. There were $209 of loans greater than 90 days past due and still accruing as of December 31, 2005, compared to $63,000 of such loans at December 31, 2004.

At December 31, 2005, total assets reached $372.5 million, an increase of $36.7 million from total assets at December 31, 2004. Deposits at December 31, 2005 grew to $305.8 million, up from $276.9 million of deposits at December 31, 2004.

Robert F. Mangano, President and Chief Executive Officer, attributes higher earnings primarily to management’s ability to broaden its core deposit base, growth in 1ST Constitution Bank’s loan portfolio along all product lines, and continued generation of fee income primarily associated with the company’s residential mortgage origination business and its small business lending activities through the U. S. Small Business Loan Administration.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, has total assets of $372.4 million and operates nine branch banking offices in Cranbury (2), Hamilton, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, and a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq National Market under the trading symbol “FCCY”, and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1ST Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Income Statement Data:
Interest income	$5,953	$4,580	$21,328	$17,016
Interest expense	1,751	1,231	6,028	4,545
Net interest income	4,202	3,349	15,300	12,471
Provision for loan losses	125	60	405	240
Net interest income after prov.for loan losses	4,077	3,289	14,895	12,231
Non-interest income	446	703	2,647	2,557
Non-interest expense	2,840	2,278	10,887	8,990
Income before income taxes	1,683	1,714	6,655	5,798
Income tax expense	489	639	2,095	1,960
Net income	$1,194	$1,075	$4,560	$3,838

Balance Sheet Data:
Total Assets			$372,495	$335,830
Loans, including loans held for sale			256,772	220,581
Allowance for possible loan losses			2,361	2,005
Securities available for sale			69,237	85,589
Securities held to maturity			21,758	12,167
Deposits			305,809	276,887
Shareholders' Equity			29,791	26,790

Performance Ratios:
Return on average assets	1.30%	1.28%	1.31%	1.22%
Return on average equity	16.50%	16.33%	16.49%	15.54%
Efficiency ratio	61.1%	56.2%	60.7%	59.8%
Net interest margin	4.96%	4.31%	4.78%	4.25%

Asset Quality:
Loans past due over 90 days and still accruing			-	$63
Nonaccrual loans			833	1,049
OREO property			0	0
Net charge-offs (recoveries)			49	21
Allowance for loan losses to total loans			0.92%	0.91%
Nonperforming loans to total loans			0.32%	0.50%

Per Share Data:
Earnings per share (Basic)	$0.35	$0.31	$1.32	$1.11
Earnings per share (Diluted)	$0.33	$0.30	$1.27	$1.08
Book value per share			$8.94	$7.72